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                                                                    EXHIBIT 3.23

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                         GROUNDWATER TECHNOLOGY, INC.

     GROUNDWATER TECHNOLOGY, INC., a Delaware corporation (the "Corporation"), hereby certifies and provides as follows:

     1. The name of the Corporation is Groundwater Technology, Inc. which was originally incorporated on October 28, 1975 under the name "Oil Recovery Systems, Inc."

     2. This Amended and Restated Certificate of Incorporation (the "Restated Certificate") was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

     3. At 4:30 p.m. EST on May 10, 1996, the text of the present Restated Certificate of Incorporation is hereby amended to read in full as set forth below:

     FIRST.  The name of the Corporation is Fluor Daniel GTI, Inc.

     SECOND. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH. At the time the filing of this Restated Certificate with the Secretary of State of the State of Delaware becomes effective:

     (a) Each outstanding share of Common Stock, $.01 par value per share, of the Corporation (the "Old Common Stock"), shall be changed into and reclassified as .5274 shares of the Common Stock, $.001 par value per share (the "New Common Stock"), of the Corporation.

     (b) If the event described in subsection (a) above results in any stockholder being entitled to receive a fraction of a share, the holder thereof shall be entitled to receive (after aggregating all fractional shares of New Common Stock to be received by the holder) an amount of cash (rounded to the nearest whole cent) equal to the product of (i) the fraction multiplied by (ii) the average of the closing price of the Old Common Stock as quoted on the Nasdaq National Market for the five (5) days immediately prior to the effective date hereof.

     (c) All authorized but unissued shares of Old Common Stock shall be eliminated.
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     Upon the effective filing hereof, the conversion of the issued and outstanding shares of Old Common Stock into issued and outstanding shares of New Common Stock shall occur automatically without any further action by the holders of such shares of Old Common Stock and whether or not the certificates representing the shares of Old Common Stock are surrendered to the Corporation; provided, however, that the Corporation shall not be obligated to issue
--------  -------
certificates evidencing the shares of New Common Stock issuable upon such conversion unless certificates evidencing such shares of Old Common Stock which have been converted are either delivered to the Corporation, as hereinafter provided, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and upon the request of the Corporation gives the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen or destroyed.

     Upon the occurrence of the automatic conversion of the Old Common Stock, the holders of Old Common Stock shall surrender the certificates representing such shares at the offices of the Corporation or such other location as the Corporation may direct. Thereupon, there shall promptly be issued and delivered to such holder, in the name shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of New Common Stock, into which the shares of Old Common Stock surrendered are convertible, dated as of the date on which such automatic conversion occurs.

     Upon the effectiveness hereof and after giving effect to the conversion set forth above, the authorized capital stock of the Corporation shall be as follows:

     The total number of shares of stock which the Corporation shall have authority to issue is 25,000,000 shares of Common Stock, par value $.00l per share (the "Common Stock"), and 1,000,000 shares of Preferred Stock, par value $.0l per share (the "Preferred Stock"). A description of the respective classes of stock and a statement of the designations, preferences, limitations and relative rights of the Preferred Stock, and Common Stock and the limitations on or denial of the voting rights of the shares of such classes and series of stock are as follows:

A.   PREFERRED STOCK.
     ---------------

     The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the Preferred Stock, and to fix for the Preferred Stock such voting powers, full or limited, or no voting power, and such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware, including, without limitation, the authority to provide that any such shares may be (i) subject to redemption at such time or times, at such price or prices at such rate or rates, and with such adjustments; (ii) entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or on any other series of stock; (iii) untitled to such rights upon the dissolution of, or upon any distribution of the assets of the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes
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of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

B.   COMMON STOCK
     ------------

     1.   Relative Rights of Preferred and Common Stock.  All voting powers,
          ---------------------------------------------
designations, preferences or relative participating, optional or other special rights, and such qualifications, limitations, or restrictions, thereof of the Common Stock are expressly made subject and subordinate to those that may be fixed with respect to any shares of the Preferred Stock.

     2.   Voting Rights.  Except as provided by law or this Amended and Restated
          -------------
Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of stockholders of the Corporation.

     3.   Dividends.  Subject to the preferential rights, if any, of the
          ---------
Preferred Stock, the holders of shares of Common Stock shall be entitled to receive, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property, or in shares of capital stock.

     4.   Dissolution, Liquidation or Winding-Up.  In the event of any
          --------------------------------------
dissolution, liquidation or winding-up of the affairs of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock, holders of Common Stock shall be entitled, unless otherwise provided herein by law, to receive all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively. The Board of Directors may distribute in kind to the holders of Common Stock such remaining assets to any other corporation, trust or other entity and receive payment therefore in cash, stock or obligations of such other corporation, trust or entity or any combination so received and distribute any balance thereof in kind to holders of Common Stock. Neither the merger or consolidation of the Corporation into or with any other corporation nor the merger of any other corporation into it, nor any purchase or redemption of shares of stock of the Corporation of any class, shall be deemed to be a dissolution, liquidation or winding-up or the Corporation for the purposes of this paragraph.

     FIFTH.  The Corporation is to have perpetual existence.

     SIXTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

     To make, alter or repeal the By-laws of the Corporation.

     To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.
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     To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

     By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more of the directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The By-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absence or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the By-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution or amending the By-laws of the Corporation; and, unless the resolution or By-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interest of the Corporation.

     SEVENTH. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-laws of the Corporation.

     EIGHTH.   The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the matter now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this revision.

     NINTH.    The Corporation eliminates the personal liability of each member of its Board of Directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that the foregoing shall not eliminate the liability of the director (i) for any breach of such director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing
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violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or
(iv) for any transaction from which such director derived an improper personal benefit.

     IN WITNESS WHEREOF, the undersigned have hereunto set their hands and seal this 10th day of May 1996.

                              GROUNDWATER TECHNOLOGY, INC.

                              By:  /s/ Walter C. Barber
                                 ----------------------
                                       Walter C. Barber
                                       President

ATTEST:  /s/ Brian D. Goldstein
       -------------------------
       Brian D. Goldstein
       Assistant Secretary
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                             CERTIFICATE OF MERGER

                                      OF

                         TIGER ACQUISITION CORPORATION

                                 WITH AND INTO

                            FLUOR DANIEL GTI, INC.


     Pursuant to Section 251 of the Delaware General Corporation Law, Tiger Acquisition Corporation, a Delaware corporation ("Tiger"), and Fluor Daniel GTI, Inc., a Delaware corporation ("GTI" or the "Surviving Corporation"), hereby certify that:

     1. The names and states of formation of the constituent entities are as follows:

          Tiger Acquisition Corporation        Delaware
          Fluor Daniel GTI, Inc.               Delaware

     2. The Agreement and Plan of Merger, dated as of October 27, 1998, among the parties to the merger has been approved, adopted, certified, executed and acknowledged by Tiger and GTI in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

     3.   The name of the Surviving Corporation is Fluor Daniel GTI, Inc.

     4. The certificate of incorporation of GTI shall be the certificate of incorporation of the Surviving Corporation, except that:

     Article First of such certificate of incorporation shall be amended to read in its entirety as follows: "The name of Surviving Corporation is Groundwater Technology, Inc."

     and

     Article Fourth of such certificate of incorporation shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $.01 per share."

     5. The Agreement and Plan of Merger is on file at 100 River Ridge Drive, Norwood, Massachusetts 02062, the place of business of the Surviving Corporation.

     6. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation on request and without cost, to any stockholder of the Surviving Corporation or stockholder of the merging corporation.
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     IN WITNESS WHEREOF, this Certificate of Merger has been executed this 3rd day of December, 1998.

                                   FLUOR DANIEL GTI, INC.



                                   By:  /s/ James M. Redwine
                                        --------------------
                                   Name:  James M. Redwine
                                   Title:  Assistant Secretary